UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2007

PHARMASSET, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33428	98-0406340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303-A College Road East Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 613-4100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2007, Pharmasset, Inc. (the “Company”) entered into a venture loan and security agreement (the “Loan Agreement”) with Horizon Technology Funding Group V LLC (the “Lender”). Subject to certain terms and conditions of the Loan Agreement, the Lender will advance $10,000,000 to the Company in the near future. At its option, and following the achievement of certain milestones related to the Company’s product development, the Company may receive a second loan of $10,000,000 by March 31, 2008 and a third loan of $10,000,000 by November 30, 2008. The Lender has no obligation to fund more than $20,000,000 in the aggregate at any one time.

To secure payment of the amounts financed under the Loan Agreement, the Company has granted to the Lender a security interest in and against all of its tangible and intangible assets except intellectual property. The security interest will be perfected upon the funding of the first loan by the filing of a financing statement by the Lender.

Under the Loan Agreement the Company has agreed to certain covenants customarily found in such agreements including, but not limited to, a covenant prohibiting the Company from entering into a merger or acquisition of the Company without the prior consent of the Lender and a covenant requiring the Company to maintain certain levels of market capitalization. Upon the breach of a covenant, without cure, the Lender will have certain remedies customarily found in such agreements including, but not limited to, the ability to cause all of the loans outstanding to be immediately due and payable and to terminate the Loan Agreement.

Upon funding of each loan under the Loan Agreement, the Company shall make payments of accrued interest only on the outstanding principal amounts on the first 15 monthly payment dates of such loan. Thereafter, the Company shall make 30 equal monthly payments of principal plus accrued interest on the outstanding principal amount of each loan. The interest rate applicable to each loan will be determined in part by reference to the one month LIBOR as reported in the Wall Street Journal on the date that is five business days before the date the loan is funded. The Company will be charged a prepayment fee if it prepays any of the loans unless the prepayment was (i) required due to a default of the covenant to maintain a certain market capitalization or (ii) made in connection with the termination of the Loan Agreement in advance of a merger to which the Lender has not consented.

In addition, as consideration for entering into the Loan Agreement, on September 30, 2007, the Company issued to the Lender a seven-year warrant to purchase up to 149,377 shares of common stock at an exercise price of $12.05 per share (the “Warrant”), which was the volume-weighted average closing price of the Company’s common stock for the five trading days prior to the issuance of the Warrant. The Warrant is immediately exercisable for 66,390 shares with the remaining 82,987 shares becoming exercisable in varying increments upon the achievement of certain milestones related to the Company’s product development and future advances under the Loan Agreement.

This Current Report on Form 8-K (“Form 8-K”) does not purport to be a complete statement of the parties’ rights and obligations under the Loan Agreement or Warrant and is qualified in its entirety by reference to the terms and conditions of the Loan Agreement and Warrant. A copy of the Loan Agreement (to which a form of warrant will be attached) will be filed with the Company’s Annual Report on Form 10-K for the year ended September 30, 2007, with portions omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.

The Company and the Lender have no relationship other than with regard to the transactions contemplated by the Loan Agreement and described in this Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

The Warrant issued in connection with the Loan Agreement was issued in reliance on the exemption from registration contained in Regulation D, Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) in that the issuance did not involve a public offering.

This Form 8-K is being filed under the safe harbor provided by Rule 135c under the Securities Act, and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Warrant or the Company’s common stock to be delivered upon the exercise of the Warrant in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction absent an exemption from such registration or qualification.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated October 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMASSET, INC.

Date: October 4, 2007	By:	/s/ Kurt Leutzinger
	Name:	Kurt Leutzinger
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated October 4, 2007.